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                                                                     EXHIBIT 3-1

                                AMENDMENT TO THE
                                    BY-LAWS
                                       OF
                       SAVANNAH FOODS & INDUSTRIES, INC.
                            (A DELAWARE CORPORATION)


     An amendment to the By-Laws of the Corporation was approved by stockholders at the February 20, 1997 Annual Meeting of Stockholders. Article III, Section 2 of the By-laws was amended to extend a person's eligibility to serve as Director to December 31 of the year in which such person reaches the age of 70. The second paragraph of Article III, Section 2, as amended, reads in pertinent part:

             No person shall be eligible to serve as Director beyond
             December 31 of the year in which he reaches the age of seventy....






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